Vista Outdoor Severance Benefit Plan
Summary Plan Description
Effective May 1, 2018

Introduction

The Plan provides a severance benefit to help Eligible Employees of Covered Employers transition through a time of unemployment when “involuntarily terminated” by a Covered Employer (referred to as a “Covered Termination”). Note that severance is not available to Eligible Employees in cases of voluntary resignation, Excluded Terminations, or when a participant is offered other comparable employment by Vista Outdoor Inc. (Vista Outdoor) or its subsidiaries or affiliates, or any successor contractor or succeeding operating company, or any acquiring or resulting entity in a transaction involving Vista Outdoor. Capitalized terms not defined in this Introduction are defined in the Plan Highlights section below.

This document is the summary plan description (SPD) and describes the terms of the Vista Outdoor Severance Benefit Plan (Plan) for Eligible Employees adopted by the company effective
May 1, 2018 (Effective Date). This SPD and Plan replaces and supersedes any prior SPDs or Plan documents.

A severance payment is contingent upon a signed (and, if applicable, unrevoked) general release of all employment-related claims against Vista Outdoor and its subsidiaries and affiliates, in the form prescribed by Vista Outdoor. Upon official notification of termination, an individual will have a period of time to consider whether to accept and sign the general release in the form prescribed by Vista Outdoor. Its form may vary from state to state and it may be changed from time to time by Vista Outdoor in its sole discretion.

This Plan does not create a contract of employment between Vista Outdoor or its subsidiaries and any employee. This Plan is expected to continue indefinitely. However, this Plan is not a vested benefit and Vista Outdoor reserves the right to change, amend, or terminate this Plan or to change the severance benefit available under the Plan at any time in Vista Outdoor’s sole discretion.

The Plan’s terms cannot be modified by written or oral statements to you from the Human Resources Department or any other Vista Outdoor employee. In all circumstances the actual terms of this Plan will prevail. Be sure to contact the HR Hub Service Center at 844.430.5873 or hrhub@vistaoutdoor.com if you have any questions about this Plan.

Plan Highlights

Plan feature             How it works

Eligible Employees
You are an Eligible Employee under this Plan only if you are classified by Vista Outdoor as a regular full-time or regular part-time employee of a Covered Employer; you satisfy any additional requirements listed in Appendices A, B or C, as applicable; you are not covered by a collective bargaining agreement or by any other Vista Outdoor severance plan or agreement and; and you receive written notice from Vista Outdoor that you are covered by this Plan and that you have experienced a Covered Termination.

Persons classified by Vista Outdoor as temporary or project employees, or contingent workers (non-Vista Outdoor employees such as independent contractors, consultants, or temporary agency employees) are not eligible for benefits under this Plan. In particular, individuals not treated as employees by Vista Outdoor on its payroll records are excluded from participation even if a court or administrative agency determines that such individuals are employees and not independent contractors.

Covered Termination	Your involuntary termination of employment as an Eligible Employee from a Covered Employer which is not an Excluded Termination (defined below).

Excluded Terminations	For purposes of the Plan, Excluded Terminations are terminations of an Eligible Employee’s employment by a Covered Employer based on your performance or behavior, including:

•	your failure to perform your duties of employment;

•	your (i) engaging in any act of dishonesty, wrongdoing or moral turpitude or (ii) violation of Vista Outdoor’s Code of Business Ethics or other applicable company policy or rule,

•	your breach of your duty of loyalty; or

•
your failure to comply with any confidentiality, non-solicitation or non-compete agreement with Vista Outdoor or other obligations you have to protect Vista Outdoor or Vista Outdoor customer trade secrets or confidential or proprietary information.

Covered Employer
Vista Outdoor and its U.S. subsidiaries that employ Eligible Employees. Such subsidiaries will be a Covered Employer only during the period of time that the subsidiary is both owned by Vista Outdoor and is a participating employer in other corporate-level Vista Outdoor U.S. employee benefit plans, including without limitation the Vista Outdoor Inc. 401(k) Plan.

Severance Benefits	The severance benefit applicable to the Eligible Employee as described in one of Appendices A, B or C.

General Release
You are required to sign (and, if applicable not revoke) a general release of all employment-related claims, in the form prescribed by Vista Outdoor, prior to receiving any severance benefits (other than any pay in lieu of notice as described Appendices A, B or C (“Notice Pay”) under the Plan.

Timing and Method of Payment
Severance (other than Notice Pay) is payable to an Eligible Employee after a Covered Termination and after the revocation period set forth in the Eligible Employee’s signed general release, if any, has elapsed. Any Notice Pay is payable in a lump sum to an Eligible Employee on the Eligible Employee’s final check. All payments will be made in a lump sum as soon as administratively feasible and no later than two and half months after the calendar year in which the Covered Termination occurs.

Table of Contents

Introduction ……………………………………………………………………………………………………..    2
Plan Highlights …………………………………………………………………………………………………    3
About this SPD ………………………………………………………………………………………………...    5
Eligibility ………………………………………………………………………………………………………..    6

Who is Eligible
Who is not Eligible Repaying Benefits
Non-Duplication of Benefits
Severance Benefit ……………………………………………………………………………………………    9
Method of Payment
Timing of Severance Payment
Notes
Definitions and General Provisions …………………………………………………………………….…     10
Full years of continuous service
General release
Acquisition of Vista Outdoor
Plan may be amended or terminated

Administration (ERISA) ……………………………………………………………………………….…….    11

Claims Procedure
Your Legal Rights

Appendix A - Salaried Non-Executive
Appendix B - Hourly
Appendix C - Salaried Executives

About this SPD

This document is the Summary Plan Description (SPD) of the Vista Outdoor Severance Benefit Plan (Plan). It explains who is eligible, what the benefit is, and how and when the benefit may be distributed.

See the Administration section for important additional administrative information, including your rights under the Employee Retirement Income Security Act of 1974, as amended (ERISA).

This SPD provides a description of the benefits under the Plan. Additional general information about the Plan may be found in the Vista Outdoor Inc. Welfare Benefit Plan, which, together with this SPD, form the legal plan document for the Plan. In the event of a conflict between the Plan and any other agreement or representation (whether written or oral) regarding severance, the Plan will prevail.

Eligibility

Who is Eligible
You are eligible for severance benefits under this Plan only if you are an Eligible Employee who meets all of the criteria described below and you receive a notice of your Covered Termination signed by Vista Outdoor’s Senior Vice President, Human Resources and Corporate Services (or his/her designee), which includes a general release addressed to you individually by name with a statement of your actual severance benefit and payment amount. To be eligible you must:

•	Work for a Covered Employer.

•	Be classified as regular status, full-time or part-time employee of Vista Outdoor.

•	Satisfy any additional eligibility requirements described in one of Appendices A, B or C, as applicable.

•
Not be covered by a collective bargaining agreement or by any other Vista Outdoor severance plan or agreement, including without limitation the Vista Outdoor Inc. Executive Severance Plan or the Vista Outdoor Inc. Income Security Plan.

•	Experience a Covered Termination, as determined and designated by Vista Outdoor in its sole discretion.

•
Sign a general release of all claims in favor of Vista Outdoor and its subsidiaries and affiliates, except with respect to any Notice Pay, in the form prescribed by Vista Outdoor, within the consideration period set forth in your general release and any revocation period set forth in your general release expires.

•	Maintain satisfactory job performance until the effective date of your Covered Termination.

•
Continue to comply with any confidentiality or non-compete agreement with Vista Outdoor and its subsidiaries and affiliates or other obligations you have to protect Vista Outdoor, including its subsidiaries and affiliates, or Vista Outdoor customer, trade secrets or confidential or proprietary information.

•	Execute in a timely and satisfactory manner all intellectual property assignment documents relating to your period of employment.

•
Return all Vista Outdoor or customer property in your possession in satisfactory condition or provide an explanation for any damage to or your failure to return any such property which is acceptable to Vista Outdoor in its sole discretion.

•
Continue to abide by Vista Outdoor’s Code of Business Ethics and other workplace policies and rules, including but not limited to those relating to mistreating or harassing other employees, disclosing trade secrets, confidential, or proprietary information, or intentionally damaging any Vista Outdoor or customer property.

Vista Outdoor’s classification of your employment status at the time of your termination is final and conclusive with respect to your participation this Plan. Your status as a participant in this Plan may change from time to time as the result of events or changes in your employment. Determination as to whether one of Appendices A, B or C will apply and whether an individual is eligible for a benefit under the Plan will be made based on the facts and circumstances at the time of your Covered Termination, in the Plan Administrator’s sole discretion.

Even if previously eligible to participate in this Plan, you will be disqualified from receiving benefits if any of the following occur:

•	You voluntarily terminate, resign, abandon, or retire from your employment (including failing or refusing to work through the effective date of your Covered Termination), or die.

•	Your employment is terminated by a Covered Employer due to inadequate job performance, violation of company policy, any other Excluded Termination, or any reason other than a Covered Termination.

•	You fail to return from an approved leave of absence following the expiration of the approved period of such leave.

•	You transfer to a location that does not participate in the Plan or excludes coverage to employees in the job position, classification, or status held by you.

•	Your employer ceases to be a Covered Employer for purposes of the Plan.

•	Your job classification changes to anything other than regular status employee.

Who is not Eligible

•
You are not eligible for severance benefits under this Plan in any of the following situations, even if this situation results in the termination, constructive termination, or resignation of your employment with Vista Outdoor:

◦
You are transferred to or accept another position with Vista Outdoor or any subsidiary or affiliate. Changes to your current job title, position, travel requirements, duties, responsibilities, level or reporting structure, and/or grade, whether such changes are to your benefit or not, as a result of a reassignment, an internal reorganization or other business decision, do not trigger participant status under the Plan.

◦	Your job position is eliminated and you refuse an offer of continued employment with Vista Outdoor or any subsidiary or affiliate unless:

▪	The offer results in a decrease of more than 15 percent of your base pay; or

▪
The offer would require relocation and the new location is more than 50 miles from your principal place of residence prior to the relocation and the new location is farther from your residence than your current place of employment.

◦
Employer directed leaves of absence, furloughs, or temporary layoffs, or any time away from work due to temporary interruptions in operations due to maintenance or vacation shutdown, material shortage, or similar occurrence, even if, for example, you qualify for unemployment compensation during this period. You may, however, be eligible for a severance benefit if your Covered Employer subsequently designates a temporary layoff, furlough, or directed leave of absence as a permanent termination of employment.

◦
Your location, business unit, or work function is sold, transferred, outsourced, or merged with a third party to include a successor contractor or succeeding operating or service- provider company and you are offered comparable employment by or you are transferred to the successor contractor, succeeding operating or services company, purchaser, or other third party, whether or not you accept such employment and even if your Covered Employer otherwise terminates your employment as a result of such transaction.

▪
If you will experience a period of unemployment between your termination from employment with your Covered Employer and start of employment with the successor contractor, succeeding operating company, purchaser, or other third party, then, in Vista Outdoor’s sole discretion, you may be eligible to receive severance payments corresponding to your weeks of unemployment. In such cases, your eligibility for severance benefits under this Plan, the amount of the severance benefit, and method of payment will be determined by Vista Outdoor in its sole discretion and will be included in your termination materials.

▪
For purposes of this Plan, “comparable employment” means any job that pays a base salary of at least 85 percent of your base salary at the time of your employment termination from your Covered Employer; “base salary” does not include overtime or bonus opportunities, benefits, or any other terms and conditions of employment.

◦
Note that in all cases, you are disqualified from receiving a severance benefit if you fail to work with satisfactory job performance through the effective date of your Covered Termination as determined solely by Vista Outdoor.

◦	You are eligible for severance benefits under any other severance plan or agreement with Vista Outdoor or any of its subsidiaries or affiliates.

◦	You are not paid from a U.S. payroll of a Covered Employer.

◦
Individuals not treated as employees by a Covered Employer on its payroll records are excluded from participation even if a court or administrative agency determines that such individuals are employees and not independent contractors.

Repaying Benefits
Even if severance benefits have commenced, all remaining benefits will be forfeited, your severance benefit will be terminated automatically, and you will repay to Vista Outdoor severance benefits you have received except for five-hundred dollars ($500.00) if Vista Outdoor determines in its sole discretion that:

•	You should have been disqualified or ineligible from receiving benefits because of one of the conditions listed above.

•
You fail to comply with any confidentiality, non-solicitation or non-compete agreement with Vista Outdoor or its subsidiaries or affiliates, or other obligations you have to protect Vista Outdoor and its subsidiaries and affiliates, or Vista Outdoor customer, trade secrets or confidential or proprietary information.

•	You engage in any conduct that damages Vista Outdoor’s business or defames or slanders Vista Outdoor’s name or business reputation.

•	You violate any provisions of your signed general release, in the form prescribed by Vista Outdoor in its sole discretion.

Non-Duplication of Benefits

•	Payments made in lieu of WARN notice or pursuant to other federal or state law requirements will reduce your Severance Benefits under this Plan

This Plan does not supersede any additional rights an individual may have under federal or state law. However, if an employee is entitled to any other severance or termination of employment benefit or payment other than those provided by this Plan, then his/her severance benefits under this Plan will be reduced by the amounts of such other payments, including any payments made in lieu of providing notice under the Worker Adjustment, Retraining, and Notification Act (WARN) and/or any state or government required equivalents.

•	Previously paid Vista Outdoor Severance Benefit

If you have previously received a severance benefit from Vista Outdoor, then the full years of continuous service used to calculate that prior severance benefit are excluded from any subsequent calculation of severance benefits. This occurs because any severance benefit is calculated off your most recent hire date and does not include any years of service prior to a break in service resulting from termination, layoff, or other cessation of employment with Vista Outdoor, provided that in no event shall an employee’s severance benefit under the Plan be less than five-hundred dollars ($500.00).
Severance Benefit

If you are eligible for severance benefits, you will receive written notice of your Covered Termination signed by Vista Outdoor’s Senior Vice President, Human Resources and Corporate Services (or his/her designee), which will include:

•	Statement of your eligibility for benefits under this Plan;

•	Effective date of your termination;

•	Whether you will receive working notice, pay in lieu of notice, or a combination thereof, if applicable under Appendices A or C; and

•	Amount of your severance benefits and method of payment.
As an Eligible Employee, your severance benefits at the time of your Covered Termination are described in Appendix A to this Plan, unless you are an Eligible Employee:

•	classified as an hourly or wage employee at the time of your Covered Termination, in which case Appendix B will instead apply; or

•
working in a position classified by Vista Outdoor as a salaried executive as defined in Appendix C (i.e., Director or above) at the time of your Covered Termination, in which case Appendix C will instead apply.

An Eligible Employee may be eligible for severance benefits at the time of a Covered Termination from a Covered Employer only under one of Appendices A, B or C based on the nature of the Eligible Employee’s employment with his or her Covered Employer as described above and in the applicable Appendix.

Method of Payment
Your severance payment will be paid as a lump sum payment.
Timing of Severance Payment
Severance is payable after the termination of your employment and after the revocation period set forth in your signed general release, if any, has elapsed. Payments will be made no later than two and one-half months after the end of the calendar year in which the Covered Termination occurs.
Notes
For purposes of your severance payment under this Plan, your base pay is your regular base pay on the effective date of your termination from employment. Overtime pay, performance shares, shift differentials, bonuses, other benefits, etc. are not included in base pay.

Taxes and other required or applicable payroll deductions will be withheld from your severance payment.

None of your severance payment will be considered eligible earnings (for example, it is not “earnings” or “recognized compensation” for purposes of any Vista Outdoor benefit plan, including but not limited to the 401(k) plan or pension plan).

Severance payments will be reduced by any payments made to you under any other applicable severance plans,

employment agreement, or any other termination of employment or layoff payments required under state, local or federal law, including pay made in lieu of notice under the Worker Adjustment, Retraining and Notification Act (WARN) or any state or other government equivalent, provided that in no event shall your severance under the Plan be less than five-hundred dollars ($500.00).

Any money you owe Vista Outdoor that has not been repaid as of your termination date will be withheld from your severance benefit (for example, amounts owed by you on a Vista Outdoor-sponsored credit card account for personal expenses or for business-related expenses for which Vista has already reimbursed you), provided that in no event shall an employee’s severance benefit under the Plan be less than five-hundred dollars ($500.00).
Definitions and General Provisions

Full years of continuous service
For purposes of this Plan and the benefits described in Appendices A, B and C, your benefit amount is based on your full years of continuous service with Vista Outdoor as determined by Vista Outdoor, in its sole discretion, based on its personnel records. Full years of continuous service means a period of active regular status employment with a Covered Employer measured from your most recent hire date into regular status employment to the effective date of your Covered Termination, including any time during this period that you were on an approved form of leave.
You will not receive credit towards your full years of continuous service under this Plan for any time in a classification other than regular status employee, such as project or temporary employee, or contingent worker (temporary agency employee, independent contractor, or consultant). Further, any change in job classification to something other than regular status employee will constitute an interruption in active regular status employment, regardless of the reasons for or who initiated this change.
Any period of employment with a company acquired by Vista Outdoor will not be included in the calculation of your severance benefit unless (1) you were employed by the acquired company on the effective date of its acquisition by Vista Outdoor, (2) the acquired company becomes a Covered Employer under the Plan, and (3) Vista Outdoor expressly agrees to recognize such service under the Plan in writing, including without limitation pursuant to the purchase agreement related to the acquisition of such company. In addition, full years of continuous service with Alliant Techsystems Inc. (ATK) shall be credited for employees in accordance with the terms and conditions set forth in the Transaction Agreement, dated as of April 28, 2014, among ATK and others, pursuant to which the assets and business comprising ATK’s Sporting Group were spun-off to Vista Outdoor.

General release
You are required to sign a general release of all employment-related claims, in the form prescribed by Vista Outdoor in its sole discretion, prior to receiving a severance payment. This general release includes a release of all claims and causes of action, arising, or which may have arisen, out of or in connection with your employment or termination from employment with Vista Outdoor.
Acquisition of Vista Outdoor
Should Vista Outdoor be acquired by or merge with another company, and Vista Outdoor is not the surviving company, then the new owner may not terminate or change this Plan for a period of one year from the effective date of the acquisition or merger in a manner that would adversely affect eligible Plan participants unless 80% of such participants provide written consent.
Plan may be amended or terminated
Vista Outdoor, through its designated officers, has the sole discretion to change, amend or terminate this Plan or to change the severance benefit available under the Plan at any time.

Administration
ERISA requires that you be given certain information to help you answer administrative questions about the Plan. Also detailed in this section is the appeal process if your claim for benefits is denied, as well as your legal rights under ERISA.

Name of Plan    Vista Outdoor Severance Benefit Plan
    (A component of the Vista Outdoor Inc. Welfare Benefit Plan)

Plan Sponsor
Vista Outdoor Inc.
262 North University Avenue
Farmington, UT 84025
1-844-430-5873

Employer Identification Number:    47-1016855

Plan Administrator
The Plan Administrator is Vista Outdoor’s Benefits Administrative Committee (“BAC”). The BAC has the discretionary and exclusive right to make final determinations regarding Plan eligibility and to provide conclusive interpretation of Plan provisions. Benefits under the Plan shall be payable only if the BAC determines, in its sole discretion, that an eligible employee is entitled to them.

The BAC may delegate to other persons the responsibilities for performing certain of the duties of the Plan Administrator under the Plan. The BAC has delegated to the Senior Vice President, Human Resources and Corporate Services (and his/her designees) the authority to oversee day-to-day administration of the Plan and make initial determinations of claims, with the BAC deciding appeals of denied claims. The BAC has final discretionary authority to decide claim appeals under this Plan.

Benefits Administrative Committee
c/o Vista Outdoor Inc.
262 North University Avenue
Farmington, UT 84025

Plan Number            501
Type of Plan            Welfare plan, Severance
Plan Eligibility            As defined in Eligibility section
Plan Funding            Unfunded - Benefits are paid from Employer’s general assets.
Plan Year            The Plan year begins on January 1 and ends on December 31.

Agent for Legal Process    Senior Vice President, Human Resources and Corporate Services -
at the company address shown above

Claims Procedure
Generally, eligible employees do not need to make a claim for benefits under the Plan to receive Plan benefits (other than signing the required release to obtain severance pay). However, if you believe you may be entitled to benefits, or you disagree with any decision regarding your benefit, you may file a claim with the Plan Administrator by presenting a written claim or appeal to the HR Hub Service Center at the following address. (An oral claim or request for review is not sufficient.)
HR Hub Service Center
Attn: Total Rewards Department
262 North University Avenue
Farmington, UT 84025
Phone: 1-844-430-5873
If you do not file a written claim or follow the claims procedures, you may give up legal rights.

A Claim for Benefits

A “claim” for benefits is a request for benefits under the Plan filed in accordance with the Plan’s claims procedures. To make a claim or request review of a denied claim, you must file a written claim with HR Hub Service Center at the address shown above. An oral claim or request for review is not sufficient.

Steps in Filing a Claim
Time for Filing a Claim. You must file your written claim with the HR Hub Service Center within one year after the date you knew or reasonably should have known of the facts behind your claim, and in no case shall this date be more than one year from the effective date of your termination. You will lose legal rights if you do not file your claim within this one year time period.
Filing a Claim. You must file your claim with the HR Hub Service Center at the address noted above. You must include the facts and arguments that you want considered during the claims procedure.
Response from the HR Hub Service Center. Within 90 days of the date the HR Hub Service Center receives your claim, you will receive a written or electronic notice from the Plan Administrator of the decision or a notice describing the need for additional time (up to 90 additional days) to reach a decision. If the Plan Administrator notifies you that it needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision. If the Plan Administrator denies your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, a description of additional material (if any) needed to perfect the claim, your right to file a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if your claim is denied upon review, and it will also explain your right to request a review.
Steps in Filing Request for Review
Time for Filing a Request for Review. If the Plan Administrator denies your claim, you may request a review of your claim in writing by the Vista Outdoor BAC. The HR Hub Service Center must receive actual delivery of your written request for review within 60 days after the date you receive notice that your claim was denied.
Filing a Request for Review of a Denied Claim. You may file a request for review of a denied claim with the HR Hub Service Center, which will be forwarded to the BAC. Your request must include issues that you want considered in the review. You may submit written comments, documents, records, and other information relating to your claim. Upon request, you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process.
Response from Vista Outdoor BAC on Review. Within 60 days after the date the HR Hub Service Center receives your request, you will receive a written or electronic notice from the BAC of the decision or a notice describing the need for additional time (up to 60 additional days) to reach a decision. If you are notified that the BAC needs additional time, the notice will describe the special circumstances requiring the extension and the date by which it expects to reach a decision. If the BAC affirms the denial of your claim, in whole or in part, you will receive a notice specifying the reasons, the Plan provisions on which it is based, notice that upon request you are entitled to receive free of charge reasonable access to and copies of the relevant documents, records, and information used in the claims process, and your right to file a civil action under section 502(a) of ERISA.
If the BAC Requests Further Information Regarding Your Claim on Review. If the BAC determines it needs further information to complete its review of your denied claim, you will receive a written notice describing the additional information necessary to make the decision. You will then have 60 days from the date you receive the notice requesting additional information to provide it to the BAC. The time between the date the BAC sends its request to you and the date it receives the requested additional information from you shall not count against the 60-day period in which the BAC has to decide your claim on review. If the BAC does not receive a response, then the period by which the BAC must reach its decision shall be extended by the 60-day period provided to you to submit the additional information. Note: If special circumstances exist, this period may be further extended.
In General
Authority of BAC to Decide or Delegate Claims. The BAC, or its designee, will make all decisions on claims and review of claims. With respect to the review of denied claims, the BAC has the sole discretion, final authority, and responsibility to decide all factual and legal questions under the Plan. This includes interpreting and construing the Plan and any ambiguous or unclear terms, and determining whether a claimant is eligible for benefits and the amount of the benefits, if any, a claimant is entitled to receive. The BAC may hold hearings and reserves the right to delegate its authority to make decisions. The BAC may rely on any applicable statute of limitations as a basis to deny a claim. The BAC’s decisions are conclusive and binding on all parties. You may, at your own expense, have an attorney or representative act on your behalf, but the BAC reserves the right to require a written authorization for a person to act on your behalf.
Time Periods. The time period for review of your claim begins to run on the date the HR Hub Service Center receives your written claim. Similarly, if you file a timely request for review, the review period begins to run on the date the HR Hub Service Center receives your written request. In both cases, the time period begins to run regardless of whether you submit comments or information that you would like to be considered on review.
Limitations Period. If you file your claim within the required time, complete the entire claims procedure, and the BAC denies your claim after you request a review, you may sue over your claim (unless you have executed a release of your claim). You must, however, commence that suit within 30 months after you knew or reasonably should have known of the facts behind your claim or, if earlier, within 6 months after the claims procedure is completed.
Exhaustion of Administrative Remedies. Before commencing legal action to recover benefits, or to enforce or clarify rights, you must completely exhaust the Plan’s claim and review procedures.
Administrative Safeguards. The Plan uses the claims procedures outlined herein and the review by the BAC as administrative processes and safeguards to ensure that the Plan’s provisions are correctly and consistently applied.
The BAC has the sole discretion, authority, and responsibility to decide all factual and legal questions under the Plan. This includes interpreting and construing the Plan document and any ambiguous or unclear terms within the Plan document, and determining whether a claimant is eligible for benefits under the Plan and the amount of the benefits, if any, a claimant is entitled to receive. The BAC’s decisions are conclusive and binding on all parties.

Your Legal Rights
As a participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA entitles all Plan participants to:
Receive Information about that Plan and Its Benefits
Examine, without charge, at the Plan administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration (“EBSA”).
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes certain duties on the people who are responsible for the operation of the employee benefit plans. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.
No one including your employer, your union, or another person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.
Enforce Rights under the Pan
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request in writing a copy of Plan documents from the Plan and do not receive them within 30 days, you may file suit in Federal court. In such a case, the court may require the Plan Administrator to provide the materials to you and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that the Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person or entity you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if the court finds your claim frivolous).
Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest area office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefit Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington DC 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.18

Appendix A
(Salaried Non-Executive)

Eligibility

The following Appendix A applies to Eligible Employees, who are not hourly employees and are not employees classified by Vista Outdoor as a salaried executive as defined in Appendix C (i.e. Director and above), and who otherwise satisfy all of the terms and conditions of the Plan in connection with a Covered Termination.

Two Weeks’ Notice of Termination

If you are eligible for a severance benefit, then you will also be provided with two weeks’ notice of the effective date of your Covered Termination. This notice may be working notice, pay in lieu of notice, or a combination thereof. Notice Pay will be paid at your regular base rate of pay at the time of termination.

Severance Payment

The amount of severance pay is equal to one week of base pay for each full year of continuous service with Vista Outdoor measured from your most recent hire date to the effective date of your Covered Termination.

•	Minimum severance payment is two weeks.

•Maximum severance payment for all eligible employees is 26 weeks.

Years of Continuous Service	Weeks of Severance
0-2 years	2 weeks
3+ years	# of weeks equivalent to full years of continuous service; maximum severance of 26 weeks

In addition to the severance described above, you will also receive $1,000 to offset the cost of continuing health care coverage during your severance period.
Calculating your Weeks of Severance
If an employee has 1.2 years of service as of the effective date of the Covered Termination, (s)he would have 1 full year of service for purposes of this Plan and receive 2 weeks of base pay as severance payment (minimum severance).

If an employee has 8.6 years of service as of the effective date of the Covered Termination, (s)he would have 8 full years of continuous service for purposes of this Plan and receive 8 weeks of base pay as severance.

If an employee has 30.5 years of service as of the effective date of the Covered Termination, (s)he would be eligible to receive 26 weeks of base pay as severance (maximum severance payment).

If an employee worked for Vista Outdoor for 3.5 years, voluntarily terminated employment, and later returned to Vista Outdoor for an additional 10.6 years, (s)he would have 14.11 years of combined service, but only 10 full years of continuous service since most recent hire date and (s)he would be eligible to receive 10 weeks of base pay as severance.

Appendix B
(Hourly)
Eligibility

The following Appendix B applies only to hourly Eligible Employees who otherwise satisfy all of the terms and conditions of the Plan in connection with a Covered Termination.

Two Weeks’ Notice of Termination

If you are eligible for a severance benefit, then you will also be provided with two weeks’ notice of the effective date of your Covered Termination. This notice may be working notice, pay in lieu of notice, or a combination thereof. Notice Pay will be paid at your regular base rate of pay at the time of termination.

Severance Payment

For regular full-time employee, the amount of severance pay is equal to the weeks of base pay shown in the chart below for the applicable corresponding full year(s) of continuous service with Vista Outdoor measured from your most recent hire date to the effective date of your Covered Termination.

Years of Continuous Service	Weeks of Severance
0-10 years	2 weeks
11-20 years	4 weeks
21 or more years	6 weeks

In addition to the severance described above, you will also receive $1,000 to offset the cost of continuing health care coverage during your severance period.
Calculating your Weeks of Severance

If an employee has 1.4 years of service as of the effective date of the Covered Termination, (s)he would have 1 full years of continuous service for purposes of this Plan and receive 2 weeks of base pay as severance (minimum severance payment).

If an employee has 10.6 years of service as of the effective date of the Covered Termination, (s)he would have 10 full years of continuous service for purposes of this Plan and receive 2 weeks of base pay as severance.

If an employee has 25.11 years of service as of the effective date of the Covered Termination, (s)he would have 25 full years of continuous service for purposes of this Plan and receive 6 weeks of base pay as severance (maximum severance payment).

If an employee worked for Vista Outdoor for 3.5 years, voluntarily terminated employment, and later returned to Vista Outdoor for an additional 10.6 years, (s)he would have 14.1 years of combined service, but only 10 full years of continuous service since most recent hire date and (s)he would be eligible to receive 2 weeks of base pay as severance.

Special Rules for Regular Part-Time Employees

If you are a regular part time employee your severance benefit is prorated, based on your current base pay and average number of hours worked over the last six months. For example, if you have 7 full years of continuous service as a regular part time employee, averaged 24 hours of work per week over the last six months, and have a current rate of base pay of $10/hour, you will receive 2 weeks of severance at 24 hours/ week at $10/hour: 2 weeks X 24 hours/week X $10/hr = $480.00 Total Severance Pay.

Appendix C
(Salaried Executives)

Eligibility

The following Appendix C applies to Eligible Employees, who are not hourly employees, but who are employees classified by Vista Outdoor as Bands 6 to 10 or S6 to S9 (“Directors and Senior Directors”) or Bands 11 or S10 and above (“Vice Presidents”) and who otherwise satisfy all of the terms and conditions of the Plan in connection with a Covered Termination.

Two Weeks’ Notice of Termination

If you are eligible for a severance benefit, then you will also be provided with two weeks’ notice of the effective date of your employment termination. This notice may be working notice, pay in lieu of notice, or a combination thereof. Notice Pay will be paid at your regular base rate of pay at the time of termination.

Severance Payment

The amount of severance pay is equal to one week of base pay for each full year of continuous service with Vista Outdoor measured from your most recent hire date to the effective date of your Covered termination.

•	Minimum severance payment is:

•	16 weeks for Directors and Senior Directors

•	26 weeks for Vice Presidents.

•Maximum severance payment for all eligible employees is:

•	26 weeks for Directors and Senior Directors

•	36 weeks for Vice Presidents

Years of Continuous Service	Weeks of Severance
0+ years	# of weeks equivalent to full years of continuous service; subject to applicable minimum and maximum described above

In addition to the severance described above, you will also receive the following amount to offset the cost of continuing health care coverage during your severance period: $4,000 (Directors and Senior Directors); $8,000 (Vice Presidents).
Calculating your Weeks of Severance
If an employee has 1.2 years of service as of the effective date of the Covered Termination, (s)he would have 1 full year of service for purposes of this Plan and receive the minimum severance payment of 16 or 26 weeks for Directors/Senior Directors and Vice Presidents, respectively.

If a Director or Senior Director has 27 years of service as of the effective date of the Covered Termination, (s)he would have 27 full years of continuous service for purposes of this Plan and receive the maximum severance benefit of 26 weeks.

If a Vice President has 37 or more years of service as of the effective date of the Covered Termination, (s)he would have 37 years of continuous service for purposes of this Plan and receive the maximum severance benefit of 36 weeks